SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

Filed by the Registrant [xx]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[xx]  Preliminary Proxy Statement   [  ]  Confidential, for Use of the
                                          Commission Only (as permitted
                                          by Rule 14a-6(e)(2))
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         LA-Z-BOY INCORPORATED
           (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[xx]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:


[  ]  Fee paid previously with preliminary materials.
[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the off-setting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:




                             LA-Z-BOY INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of                              Monroe, Michigan
La-Z-Boy Incorporated:                              June 26, 1998

     Notice is hereby given that the annual meeting of shareholders of La-Z-Boy Incorporated will be held at the La-Z-Boy Incorporated Auditorium, 1314 North Telegraph Road, Monroe, Michigan, on Monday, July 27, 1998 at 11:00 o'clock a.m. Eastern Daylight Time for the following purposes:

     (1) To elect three (3) directors to three year terms scheduled for expiration in 2001;

     (2) to consider and act upon a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 to 150,000,000;

     (3)to transact such other business as may properly come before the meeting or any adjournments thereof.

     A copy of the Company's fiscal 1998 Annual Report, containing the financial statements of the Company for the year ended April 25, 1998, is enclosed herewith.

     Only shareholders of record at the close of business on June 19, 1998 will be entitled to notice of, and to vote at, the meeting.

     Shareholders, whether planning to attend in person or not, are urged to date, sign and return the enclosed proxy in the accompanying envelope, to which no postage need be affixed if mailed in the United States. Even though you sign and return the proxy, you may vote your shares in person by revoking the proxy at the meeting.


                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    Gene M. Hardy, Secretary




Monroe, Michigan
June 26, 1998
PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of La-Z-Boy Incorporated ("the Company") to be used at the annual meeting of shareholders to be held on Monday, July 27, 1998 and at any adjournments thereof. The meeting will be held at 11:00 a.m., Eastern Daylight Time, at the La-Z-Boy Incorporated Auditorium, 1314 North Telegraph Road, Monroe, Michigan. The Board of Directors knows of no business which will be presented to the meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if any other matters are properly presented to the meeting, it is intended that the persons named in the enclosed form of proxy will vote upon the same and act in accordance with their judgment. Shares represented by properly executed proxies in the enclosed form will be voted at the meeting in the manner specified therein. If no instructions are specified in the proxy, the shares represented thereby will be voted FOR the election of the director nominees identified in this Proxy Statement and FOR approval of the amendment to the Company's Articles of Incorporation to increase the number of authorized common shares. A proxy may be revoked at any time insofar as it has not been exercised by executing and returning a later-dated proxy or by giving notice to the Company in writing or in the open meeting. The Company's principal executive office is located at 1284 North Telegraph Road, Monroe, Michigan 48162.

     As of June 19, 1998, there were issued and outstanding 17,816,388 shares of the Company's Common Stock, ("common shares"), which is the only class of Company equity securities outstanding. Each common share is entitled to one vote on each matter to be presented at the meeting. Only shareholders of record at the close of business on June 19, 1998 will be entitled to vote at the meeting.


                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Under rules adopted by the Securities and Exchange Commission ("SEC"), a person is deemed to be a beneficial owner of common shares if he or she has or shares the right to vote the shares or if he or she has or shares the investment power over such shares. There may be, therefore, more than one beneficial owner with respect to any share or group of shares. A person may also be deemed to be the beneficial owner if he or she is the settlor of a trust with a right to revoke the trust and regain the shares or has the power to acquire shares under outstanding options or has rights to convert other securities into common shares.

     The following information is furnished in compliance with these rules with respect to each person known to the Company to beneficially own more than 5% of the Company's common shares as of June 19, 1998, based on data provided by such person.


TABLE I

  Name and Address                    Amount and Nature of    Percent
  of Beneficial Owner                 Beneficial Ownership    of Class

Edwin J. Shoemaker Trust
c/o Monroe Bank & Trust, Trustee
Monroe, Michigan 48161..................   1,006,639          5.650%

Monroe Bank & Trust,
Monroe, Michigan 48161..................   4,393,901(1)      24.662%

----------
 (1) Shares reported include the shares reported above for the Shoemaker Trust, as well as shares held in various other trusts of which Monroe Bank & Trust is the trustee or a co-trustee or in the estate of Charles T. Knabusch, or other estates, for which Monroe Bank & Trust is the personal representative. In such capacities, Monroe Bank & Trust has sole or shared investment and/or voting power over these shares and accordingly is deemed a beneficial owner of all of them.

              Stock Ownership of Directors and Executive Officers

     The following table provides information concerning the common shares beneficially owned as of June 19, 1998 by each director and each current or fiscal 1998 executive officer of the Company (other than former directors and executive officers who have died), based in each case on data provided by the named individual, and by all directors and current executive officers as a group. Unless otherwise indicated by footnote, each named individual has sole voting and investment power over the shares shown for him.


TABLE II (1)

                                         Amount and Nature of    Percent
   Name                                  Beneficial Ownership    Of Class

Gerald L. Kiser ..............................   20,529 (2)       .115%
Patrick H. Norton ............................   83,742 (3)       .469%
Frederick H. Jackson .........................  291,823 (4)      1.636%
Lorne G. Stevens .............................   13,300           .075%
Gene M. Hardy ................................  179,593 (5)      1.008%
H. George Levy................................    2,200           .012%
David K. Hehl ................................    8,124 (6)       .046%
John F. Weaver ...............................  159,300 (7)       .894%
Rocque E. Lipford ............................    4,100 (8)       .023%
James W. Johnston ............................  323,395 (9)      1.815%
All directors and current executive officers
 as a group (10 persons)....................... 806,106 (10)     4.525%
----------


     (1) Two fiscal 1998 directors and executive officers, Charles T. Knabusch and Edwin J. Shoemaker, died during the year. Shares formerly beneficially owned by Mr. Knabusch are now held in his estate, of which Monroe Bank & Trust is personal representative. These shares, as well as the shares held in the Shoemaker Trust, are reported in the preceding table. None of them are reported in this table.

     (2) Includes 9,149 shares subject to options exercisable currently or within 60 days of this Proxy Statement.

     (3) Includes 25,980 shares subject to options exercisable currently or within 60 days of this Proxy Statement. Also includes 3,525 shares owned by Mr. Norton's wife, as to which he disclaims beneficial ownership.

     (4) Includes 25,980 shares subject to options exercisable currently or within 60 days of the date of this Proxy Statement. Also includes 800 shares owned by Mr. Jackson's wife, as to which he disclaims beneficial ownership, and 140,000 shares over which Mr. Jackson has shared investment power as a member of the Investment Committee for the Profit Sharing Plan, as to which he also disclaims beneficial ownership.

     (5) Includes 7,312 shares subject to options exercisable currently or within 60 days of the date of this Proxy Statement. Also includes 16,385 shares owned by Mr. Hardy's wife, as to which he disclaims beneficial ownership, and 140,000 shares over which Mr. Hardy has shared investment power as a member of the Investment Committee for the Profit Sharing Plan, as to which he also disclaims beneficial ownership.

     (6) Includes 1,872 shares owned by Mr. Hehl's wife, as to which he disclaims beneficial ownership.

     (7) Includes 15,600 shares owned by Mr. Weaver's wife, as to which he disclaims beneficial ownership, and 140,000 shares over which Mr. Weaver has shared investment power as a member of the Investment Committee for the Profit Sharing Plan, as to which he also disclaims beneficial ownership.

     (8) Includes 800 shares owned by Mr. Lipford's wife, as to which he disclaims beneficial ownership.

     (9) Includes 53,845 shares owned by Mr. Johnston's wife, as to which he disclaims beneficial ownership.

     (10) Shares reported above for more than one named individual are included only once.




                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, certain categories of over 10% owners of the Company's common shares and, in some cases, persons who held such positions or such ownership at any time during the Company's most recently ended fiscal year, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange ("NYSE") and to furnish the Company with all copies of
Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal year ended April 25, 1998, all filing requirements were complied with in a timely fashion.


                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, two consisting of three directors and one consisting of four directors. Directors serve for three-year, staggered terms, such that the terms of office of directors comprising one of the classes expires each year. This year, three directors are to be elected, to serve until the Company's annual meeting of shareholders in 2001 or until their successors are elected and qualified.

     Pursuant to applicable Michigan corporate law, assuming the presence of a quorum, directors will be elected at the meeting from among those persons duly nominated for such positions by a plurality of votes cast by holders of the common shares who are present in person, or represented by proxy, and entitled to vote at the meeting. Thus, for this year, the nominees who receive the highest through third-highest numbers of votes for their election as directors will be elected, regardless of the number of votes which for any reason, including abstention, withholding of authority, or broker non-vote, are not cast for the election of those nominees.

     The Board's nominees for election as directors are the three current directors whose terms are scheduled to expire at the 1998 annual meeting. In the absence of other instruction, the persons named in the accompanying form of proxy intend to vote in favor of these three nominees (or, if any such nominee should become unable or unwilling to serve, which is not presently anticipated, for such substitute nominee as is designated by the Board). The table that follows provides background information concerning each of the Board's nominees and each other director of the Company whose term of office will continue beyond the 1998 annual meeting.


        NOMINEES FOR DIRECTOR FOR THREE YEAR TERM EXPIRING IN JULY, 2001



                          Director         Business Experience
   Name              Age   Since          and Other Directorships
Gene M. Hardy        61     1982    Mr. Hardy has been Secretary and Treasurer
                                    of the Company for more than five years.
David K. Hehl        51     1977    Mr. Hehl has been a member in the public
                                    accounting firm of Cooley Hehl Wohlgamuth &
                                    Carlton P.L.L.C. since January 1995 and
                                    previously was a partner of Cooley Hehl
                                    Wohlgamuth & Carlton for more than five
                                    years.
Rocque E. Lipford    59     1979    Mr. Lipford has been a senior member in the
                                    law firm of Miller,Canfield, Paddock and
                                    Stone, P.L.C., since January 1994 and
                                    previously was a partner of Miller,
                                    Canfield, Paddock and Stone for more than
                                    five years.


                     DIRECTORS WITH TERMS EXPIRING IN 1999


                          Director         Business Experience
   Name              Age   Since          and Other Directorships
John F. Weaver       81     1971    Mr. Weaver was elected Vice Chairman of the
                                    Board of Monroe Bank & Trust in April 1997
                                    and previously was Executive Vice President
                                    and a Director of Monroe Bank & Trust for
                                    more than five years.
James W. Johnston    59     1991    Mr. Johnston has been a self-employed
                                    financial and business consultant and
                                    private investor for more than five years.
H. George Levy, M.D. 48     1997    Dr. Levy has been a Doctor of Otolaryngology
                                    for more than five years.



                          Director         Business Experience
   Name              Age   Since          and Other Directorships
Gerald L. Kiser      51     1997    Mr. Kiser became Executive Vice President
                                    and Chief Operating Officer of the Company
                                    in April 1997. He was promoted to President
                                    and Chief Operating Officer and appointed to
                                    fill the vacancy on the Board created by
                                    Mr. Knabusch's death in October 1997.
                                    Previously, he served as the Company's Vice
                                    President-Operations (May 1996-April 1997),
                                    as its Vice President of Engineering and
                                    Development for one year and as Senior Vice
                                    President of Operations of Kincaid Furniture
                                    Company for more than five years.


                     DIRECTORS WITH TERMS EXPIRING IN 2000


                          Director         Business Experience
   Name              Age   Since          and Other Directorships
Lorne G. Stevens     70     1972    On April 30, 1988, Mr. Stevens retired from
                                    the Company as Vice President of
                                    manufacturing, a position he had held for
                                    more than five years.
Patrick H. Norton    76     1981    In October, 1997, Mr. Norton was appointed
                                    to succeed Mr. Knabusch as Chairman of the
                                    Board. Previously, he served as Senior Vice
                                    President, Sales and Marketing of the
                                    Company for more than five years.
Frederick H. Jackson 70     1971    Mr. Jackson was appointed Executive Vice
                                    President Finance of the Company in October
                                    1997, after holding the position of Vice
                                    President Finance for more than five years.

              DIRECTORS' MEETINGS AND CERTAIN STANDING COMMITTEES

     During the Company's 1998 fiscal year, the Board of Directors held 12 meetings. Each director attended at least 75% of the total number of Board meetings and at least 75% of the total number of committee meetings on which he served that were held during that period. All directors are in regular touch with the Company's affairs. Directors who are also employed by the Company or any subsidiary ("employee directors") receive a fee of $300 for each Board meeting attended. All other directors receive an annual retainer of $15,000 and a fee of $450 for each Board meeting and for each committee meeting or subcommittee meeting attended, including telephonic meetings. In addition, pursuant to the Company's Restricted Stock Plan for Non-Employee Directors, each director who is not an employee director receives an initial grant of 30-day options on 1,500 of the Company's common shares upon first becoming a director and a subsequent grant of 30-day options on 200 common shares at the beginning of each fiscal year while he continues as a director. The plan contemplates a present sale of the optioned shares at 25% of market value, but provides restrictions on the transfer or other disposition of the shares by the non-employee director during the restricted time, which expires upon the earliest to occur of the following events: death or disability, retirement from the Board, change of control, or termination of the participant's service as a director with the consent of a majority of the Company's employee members of the Board, all as defined in the plan.

     The standing committees of Board of Directors include an Audit Committee, a Compensation Committee, and a governance committee known as the Committee on the Board. The Board also maintains a subcommittee of the Compensation Committee (the "Compensation Subcommittee") as a standing committee.

     The Audit Committee, which held 2 meetings during fiscal 1998, currently consists of Mr. Hehl, Chairman, Dr. Levy and Messrs. Weaver, Stevens and Lipford, none of whom are employee directors. The functions of the Audit Committee are to recommend to the Board of Directors the firm of independent accountants to serve the Company each fiscal year, to review the scope, fees and results of the audit by independent accountants and to review the adequacy of the Company's system of internal accounting controls and the scope and results of internal auditing procedures.

     The Compensation Committee, which held 4 meetings during the fiscal year, currently consists of Mr. Weaver, Chairman, Dr. Levy and Messrs. Hehl and Lipford, none of whom are employee directors. The Compensation Subcommittee, which was first established in September 1996, met twice during the fiscal year. Its current members are Mr. Hehl and Dr. Levy, both of whom are also "Non-Employee Directors" as defined in SEC Rule 16b-3 and "outside directors" as defined in regulations of the Department of the Treasury promulgated under
Section 162(m) of the Internal Revenue Code (the "Code"). Since its establishment, the Compensation Subcommittee has been responsible for administering the Company's stock-based employee incentive plans. The functions of the Compensation Committee include recommending to the Board of Directors the cash and other remuneration of the officers of the Company, except for remuneration under plans administered by the Compensation Subcommittee recommending to the Board of Directors remuneration of the members of the Board and its committees and subcommittees, and administration of the Company's cash incentive compensation plans.

     The Committee on the Board, which was established December 8, 1997, held one meeting during the fiscal year. Its current members are Dr. Levy, Chairman, and Messrs. Johnston and Lipford, all non-employee directors. One of its functions is to identify, evaluate and recommend candidates to the Board of Directors for the Board's slate of nominees for shareholder election as directors or for appointment to fill vacancies on the Board. It also considers and makes recommendations to the Board on other matters relating to the Board's practices, policies, and procedures, as well as concerning the desirable size, structure, and composition of the Board and its committees. The deliberations of the committee include assessing whether the professional experience and expertise of the individual directors or proposed directors, in light of the overall mix of experience, expertise and independence among the directors, will enable the Board to assist the Company in developing long term strategic and financial goals and in monitoring the Company's progress toward achieving such goals. The committee also considers director succession planning, in light of expected future needs of the Board and the Company, and the application of policies pertaining to tenure on the Board.

     When formulating a proposed slate of director nominees for election at an annual meeting of shareholders, in addition to considering prospective candidates identified by the committee's own members or referred to it by other Board members, management, or outside sources, the Committee on the Board will consider candidates recommended by shareholders. A shareholder desiring to recommend a candidate for consideration by the committee should send the recommendation to the Secretary of the Company at least 90 days prior to the first anniversary of the prior year's annual meeting. The recommendation should include or be accompanied by a description of the candidate's qualifications for Board service, the candidate's consent to be considered as a nominee and to serve on the Board if nominated and elected, and addresses and telephone numbers for contacting the candidate and the proposing shareholder for additional information. For information concerning the requirements for a shareholder's own nomination of director candidates, see "Shareholder Proposals and Director Nominations."


                             EXECUTIVE COMPENSATION

     The following table sets forth summary information for the Company's 1998 fiscal year and the preceding two fiscal years with respect to the compensation paid to or earned by Charles T. Knabusch, who served as the Company's Chairman, President and Chief Executive Officer until his death on October 14, 1997. It also sets forth summary compensation information with respect to the four other highest paid individuals who served as executive officers during fiscal 1998 and whose total salary and bonus for that year exceeded $100,000. The individuals named in this table hereafter are referred to as the "named executives".

                           SUMMARY COMPENSATION TABLE



Long-Term
                              Annual Compensation
Compensation
---------------------------------------------------------------------------- ---
-----------------------------------

Awards    Payouts

-----   ---------                                                            ---
Long-

Incentive    Term

Stock    Incentive
                                                             Other Annual
Option     Plan         All Other
    Name and Principal              Salary(1)     Bonus(1)   Compensation(2)
Grants    Payouts(3)   Compensation(4)
         Position            Year       $           $              $
#           $             $
    ------------------       ----   ---------     --------   --------------- ---
------  ----------    --------------
Charles T. Knabusch (5)      1998     237,564      130,736
-0-        1,191,509      79,230
Former Chairman of the       1997     473,371      429,885      91,656(6)
23,800       148,930     107,962
Board, President and Chief   1996     437,500      150,082
22,255       365,333      88,582
Executive Officer

Gerald L. Kiser (7)          1998     294,524      133,139(8)      (9)
9,600         54,133      39,930(10)
President (since October     1997     190,469       90,022
5,200         17,490      39,053
1997; previously Executive
Vice President) and Chief
Operating Officer

Patrick H. Norton            1998     292,499      131,318
9,600        121,569      71,189
Chairman of the Board (since 1997     291,496      153,778
10,000        63,600      67,219
October 1997; previously,    1996     269,620       75,404
9,500        156,195      54,947
Senior Vice President
Sales & Marketing)

Frederick H. Jackson         1998     292,453      131,318
9,600        121,569      71,246
Executive Vice President     1997     291,496      153,778
10,000        63,600      66,951
Finance and Chief Financial  1996     269,620       75,404
9,500        156,195      55,017
Officer

Gene M. Hardy                1998     156,300       54,060(8)      (9)
3,250         33,259      45,358(10)
Secretary and Treasurer      1997     141,486       57,543
2,930         17,490      36,424
                             1996     136,118       29,289
2,620         42,998      27,688

----------

     (1) Includes, where applicable, amounts electively deferred by a named executive under the Company's Matched Retirement Savings Plan, which is a so-called "401(k)" plan, and directors' fees paid to the named executives, where applicable, for attendance at La-Z-Boy Incorporated Board of Directors' meetings.
     (2) As permitted by SEC rules, does not include the Company's cost of providing perquisites or other personal benefits to named executives, which in each case and for each fiscal year did not exceed the lesser of $50,000 or 10% of the named executives total salary and bonus for the year.
     (3) All amounts reported in this column relate to performance awards under the Company's Performance Plan, which is more fully discussed below under "Long-Term Incentive Compensation Target Awards." As explained under that section of this Proxy Statement, all performance awards under the Performance Plan are made as grants of common shares or of discounted 30-day options to purchase such shares; the dollar amounts reported in this table have been determined by multiplying the number of shares or options granted by the NYSE closing price for a common share on the pertinent grant date, reduced, where applicable, by the option exercise price. As noted in the table in the above-referenced section, performance awards normally are not made until after the three-year performance period to which they relate, but if the recipient of a target award under the plan for a given performance cycle should die, his estate administrator is permitted to elect an earlier- settled performance award. During fiscal 1998, Monroe Bank & Trust made such an election for the benefit of the estate of Charles T. Knabusch. The fiscal 1998 amount reported in this table for Mr. Knabusch therefore reflects awards to his estate for the fiscal 1999 and fiscal 2000 cycles, as well as for the cycle that ended at the close of fiscal 1998.
     (4) Totals in this column include amounts allocated for named executives to the Company's Supplemental Executive Retirement Plan ("SERP") and/or its Employees' Profit Sharing Plan, earnings credited to them under the SERP, and the cash value at date of contribution of Company matching contributions that were made for their accounts under the Matched Retirement Savings Plan in the form of Company common shares. Set forth below is a breakdown of these amounts for fiscal 1998. For information concerning other 1998 amounts included in this column for certain executives, see note (10).

Amounts allocated to the Supplemental        Earnings credited on supplemental
Executive Retirement Plan, and/or            retirement balances under the
the Employees' Profit Sharing Plan:          Company's Supplemental Executive
                                             Retirement Plan:
                             1998                                       1998
Charles T. Knabusch         $35,250      Charles T. Knabusch           $43,980
Gerald L. Kiser                 -0-      Gerald L. Kiser                 7,938
Patrick H. Norton            43,275      Patrick H. Norton              26,558
Frederick H. Jackson         43,275      Frederick H. Jackson           26,389
Gene M. Hardy                   -0-      Gene M. Hardy                  10,957


                  Contributions under the Company's Matched
                   Retirement Savings Plan were as follows:


                                              1998
                    Charles T. Knabusch      $ -0-
                    Gerald L. Kiser           1,788
                    Patrick H. Norton         1,355
                    Frederick H. Jackson      1,582
                    Gene M. Hardy             1,401



     (5) As reported in last year's proxy statement, in December 1997, with the approval of the Compensation Committee, the Company made an interest-free, unsecured loan to Mr. Knabusch to cover certain taxes related to his exercise of stock options earlier in fiscal 1998. At his death, this indebtedness became an obligation of his estate. Later in fiscal 1998, the Company also made an interest-free, unsecured loan to his estate to cover certain taxes related to exercise by the estate of options that were outstanding when Mr. Knabusch died. The aggregate initial principal balance of these loans remained outstanding at the end of the fiscal year and continues to be outstanding at present.
     (6) Represents a "gross up" on taxes payable by Mr. Knabusch on an extraordinary bonus that he was awarded during fiscal 1997.
     (7) As permitted by SEC rules, information concerning Mr. Kiser's compensation for fiscal year 1996 is not presented here, because he did not become an executive officer of the Company until fiscal 1997.
     (8) Does not include a bonus paid to the executive due to his participation during the year in the Company's Personal Executive Life Insurance Program ("PEP") , which bonus is included for him under "All Other Compensation" and further discussed in note (10).
     (9) Does not include an amount akin to a partial tax "grossup" that was included in the bonus the executive received due to his participation in the PEP, which amount is included for him under "All other Compensation" and further discussed in note (10)
     (10) The fiscal 1998 totals reported for Messrs. Kiser and Hardy also include certain amounts related to their participation in the PEP during the year. Under this program, a participating employee receives supplemental life insurance intended to provide benefits to the employee after his retirement and/or to his spouse or other beneficiary upon his death. An employee participating in the PEP is not eligible to receive further Company contributions for his account under the Employee Profit Sharing Plan or the SERP (which contributions are not currently taxable to the employee) but does receive an annual bonus (which is currently taxable) in an amount equal to the amount of premiums payable by him during the year on his PEP insurance policy plus an additional 32% of that premium amount, which has the effect of a partial "gross up" to the employee for the taxes payable on the bonus. The PEP-related bonuses (including tax gross ups) for Messrs. Kiser and Hardy were $30,204 and $33,000, respectively. Under certain limited circumstances, in some or all of the tax gross up portions of PEP-related bonuses paid to a participating employee would be repayable to the Company out of policy proceeds, the Company considers such repayment in most cases to be a remote possibility at best.

     In addition to the bonus payments described above, in most cases (including Mr. Kiser's case but not including Mr. Hardy's case), during the early years of a PEP participant's policy, a portion of the premiums on the policy are paid by the Company. The full amount of these Company-paid premiums is repayable to the Company--generally upon the later of seven years after purchase of the policy or retirement, but also upon his death or other termination of employment if that were to occur earlier. For purposes of this table, $26,821 has been included in this column for Mr. Kiser as the estimated value to him of the premiums paid by the Company during fiscal 1998. That amount has been calculated as if the payments were advanced to Mr. Kiser on an interest-free basis from the time they were paid until May 2004 (the seventh anniversary of the policy issuance date). Depending on the time at which Mr. Kiser actually leaves the Company's employ, the actual value he ultimately receives from these premium payments may be significantly less or significantly more than that amount.


     The following table shows all stock options granted to named executives during fiscal year 1998 and the potential realizable value of the grants assuming stock price appreciation rates of 5% and 10% over the five-year term of the options.

                       OPTION GRANTS IN LAST FISCAL YEAR

Potential Realizable Value at

Assumed Annual Rates of Stock Price
                                            Individual Grants (1)
Appreciation for Option Terms ($)(2)
                          ---------------------------------------------------
-   --------------------------------------------


5% Per Year           10% Per Year
-------------------    -------------------
                                         % of Total
                          Options      Options Granted   Exercise or
Price      Aggregate   Price    Aggregate
                          Granted      To Employees     Base Price
Expiration   Per Share    Value       Per Share     Value
            Name            (#)       In Fiscal Year     ($/SH)       Date
($/SH)         ($)     ($/SH)         ($)
            ----          -------     --------------    ----------   -------
-   ----------   -------   ----------     -----
Charles T. Knabusch        -0-
Gerald Kiser              9,600            7.38           39.6875    11/10/02
10.96        105,216   24.23        232,608
Patrick H. Norton         9,600            7.38           39.6875    11/10/02
10.96        105,216   24.23        232,608
Frederick H. Jackson      9,600            7.38           39.6875    11/10/02
10.96        105,216   24.23        232,608
Gene M. Hardy             3,250            2.50           39.6875    11/10/02
10.96         35,620   24.23         78,748

     (1) All of the above options were granted during fiscal 1998 under the Company's 1997 Incentive Stock Option Plan subject to shareholder approval of the plan, which was obtained at last year's annual meeting. Normally, one-fourth of the shares purchasable under each option becomes exercisable beginning on the first, second, third, and fourth anniversaries of the date of the grant and options, once exercisable, remain exercisable until after the fifth anniversary of the date of grant. However, under the terms of the plan, in the event of an optionee's death or his retirement at or after age 65 (or earlier with the Company's consent), all of his or her then outstanding options become immediately exercisable and continue to be exercisable for one year thereafter. In addition, pursuant to the agreements described under "Certain Agreements," all then outstanding options granted to any of the named executives also would become exercisable upon a change in control. Termination of an optionee's employment under any circumstances other than those described above causes all of his then outstanding options to terminate immediately.


     (2) The 5% and 10% rates of appreciation used in this table are required by rules of the SEC and are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. It is important to note that options have potential value for a named executive only if the Company's stock price advances beyond the exercise price shown in the table during the effective five-year option period.

     The following table provides information as to stock options exercised by named executives in fiscal year 1998 and the value of the remaining options held by each such executive officer at the Company's year-end, April 25, 1998:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

Value of Unexercised
                                                         Number of Securities
Underlying Unexercised    In-The-Money Options/SARS
                                Shares                       Options/SARs at
Fiscal Year-End            At Fiscal Year-End(2)
                              Acquired        Value      ----------------------
--------------------   -------------------------
                             On Exercise     Realized
Exercisable/Unexercisable             Exercisable/Unexercisable
           Name                   #            $(1)                      #
$
           ----              -----------     --------        ----------------
-------------          -------------------------
Charles T. Knabusch           113,187        2,235,185
0/0                                            0/0
Gerald L . Kiser                3,000           53,063
7,969/16,221                             191,625/285,991
Patrick H. Norton              10,500          188,344
23,330/24,010                            567,045/469,715
Frederick H. Jackson           10,500          188,344
23,330/24,010                            567,045/469,715
Gene M. Hardy                   3,000           41,250
6,587/7,353                              159,981/140,793

----------

     (1) Based on the closing market price of the Company's common shares on the date of exercise, minus the exercise price. An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. No cash is realized until the shares received upon exercise of an option are sold.

     (2) Based on the closing market price of the Company's common shares at fiscal 1998 year-end (53.50), minus the exercise price.





                 LONG-TERM INCENTIVE COMPENSATION TARGET AWARDS


     Under the Company's 1993 Performance-Based Stock Plan, as currently in effect (the "Performance Plan"), prior to or early in each fiscal year employees selected by the Board committee or subcommittee then charged with administering the Performance Plan (the "Administrative Committee" which since 1997 has been the Compensation Subcommittee and prior to that time was the Compensation Committee) may be granted contingent awards ("Target Awards") the potential payouts on which ("Performance Awards") are linked to achievement by the end of a three-year cycle consisting of that and the next two Company fiscal years (a "Performance Cycle") of performance goals established by the Administrative Committee when the Target Awards are granted. All Performance Awards under this plan are structured as options to purchase or outright grants of Company common shares. For each recipient of a Target Award for a given Performance Cycle, his maximum Performance Award potential, which is awarded after the end of the cycle if all of performance goals are achieved, is a grant of shares equal to four times the base number of shares established by the Administrative Committee with respect to that Target Award; the minimum potential Performance Award, for achievement of only one performance goal during the cycle, is a 30-day option to purchase the base number of shares at 50% of their fair market value at date of grant of the Target Award.

     Early in fiscal 1998, the Administrative Committee granted Target Awards to certain employees including named executives for the Performance Cycle ending April 29, 2000 (the "2000 cycle"). As has been the case since the first grant of Target Awards under the Performance Plan, for the 2000 cycle the Administrative Committee established four uniform financial goals for all Target Award recipients, each relating to the operating performance of the Company and its subsidiaries for that cycle. One of these goals relates to sales growth, the second to earnings before income taxes, the third to operating profit margin, and the fourth to return on total capital.



     The table which follows provides information concerning Target Awards so granted to named executives.

             LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR



                 Number of     Performance
                Performance    Period Until
                 Shares (1)    Maturation       Threshold     Target     Maximum
Name                #           Or Payout          #(2)        #(3)        #(4)
----            -----------    ------------     ---------    -------     -------
Charles T. Knabusch   2,750        (5)              (5)       5,500         (5)
Gerald L. Kiser       1,150        (6)             1,150      2,300        4,600
Patrick H. Norton     1,150        (6)             1,150      2,300        4,600
Frederick H. Jackson  1,150        (6)             1,150      2,300        4,600
Gene M. Hardy           408        (6)               408        815        1,630

--------------

     (1) Numbers reported are the base numbers of shares subject to Target Awards granted.

     (2) Numbers reported are the numbers of shares which would become subject to 30-day option if only one performance goal is achieved. The per share exercise price for any such option would be 50% of the "Fair Market Value" (as defined in the Performance Plan) of a common share at date of grant of the Target Awards.

     (3) Numbers reported are the numbers of shares which would become subject to 30-day option if two performance goals are achieved. The per share exercise price for each such option would be 25% of Fair Market Value of a common share on date of grant of the Target Awards. For achievement of three performance goals, an outright grant of 150% of the same number of shares would be made. Under the terms of the Performance Plan, if a Target Award grantee's employment terminates due to death, or if termination is due to disability (as therein defined) or retirement with the consent of the Company and the terminated employee subsequently dies before the end of the Performance Cycle, his or her estate administrator may elect to receive a Performance Award prior to the end of the cycle. If the election is made, the estate would receive either a 30-day option on the number of shares shown in this column, as if two Performance Goals had been met, or an outright grant of that number of shares, depending upon whether employment termination occurred during the first or second half of the Performance Cycle. Termination of the grantee's employment due to death, disability, or consensual retirement otherwise has no effect on any outstanding Target Awards of the grantee, but termination for any other reason automatically cancels such awards.

     (4) Numbers reported are the numbers of shares which would be awarded, in the form of an outright grant, if all performance goals are achieved. Under the terms of the Performance Plan, the holder of a Target Award also will be deemed automatically to have earned and been granted the same Performance Award if a person or group becomes an Acquiring Person (as defined in the Performance Plan) or certain changes in the composition of the Board of Directors occurs while the Target Award is outstanding. The same effect upon then-outstanding Target Awards also will result, if, while there is an Acquiring Person, any of certain other significant transactions involving the Company should occur, unless the transaction has been approved by a majority of Directors who were Board members before the Acquiring Person became such.

     (5) The performance period (Performance Cycle) for Mr. Knabusch's award was the three-year period ending April 29, 2000. However, after his death last October, the administrator of his estate made the election described in the preceding note. Accordingly, since he died during the first half of the Performance Cycle, his estate received, and subsequently exercised a 30-day option to purchase the number of shares reported for him in the "Target" column at a per share exercise price of $8.28125 of Fair Market Value of a share on the date of grant of his Target Award).

     (6) The Performance Cycle until maturation or payout is the three-year period ending April 29, 2000.

                               CERTAIN AGREEMENTS

     The Company recognizes that establishing and maintaining a strong management team are essential to protecting and enhancing the interests of the Company and its shareholders. In order to assure management stability and the continuity of key management personnel, the Company has entered into change in control agreements with certain key employees including, among others, all current executive officers. The employees eligible for change in control agreements are those selected by the Compensation Committee. These agreements, which were unanimously approved by the Board of Directors, provide that if any of such persons is terminated, other than for cause, disability, death or retirement, within three years after a change in control of the Company, that person shall be entitled to receive a lump sum severance payment equal to three times the sum of (i) his annualized salary and (ii) an amount equal to the average bonus paid to the employee in the previous three years, as well as certain other payments and benefits, including continuation of employee welfare benefit payments, and reimbursement of certain legal fees and expenses incurred by such employee in connection with enforcing such agreement following a change in control. In consideration of the foregoing, each of such persons agrees to remain in the employ of the Company during the pendency of any proposal for a change in control of the Company. The agreements expire December 31, 1998 and are automatically renewed for additional one-year periods unless either party gives 90 days' notice that it does not wish to extend the agreement. In the event of a change in control, the agreements are automatically extended for 36 months.



                             PERFORMANCE COMPARISON

     The following graph provides an indicator of the return for the Company's last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 24, 1993 in each of (i) the New York Stock Exchange Index, (ii) a Peer Group of publicly traded furniture industry companies, and (iii) the Company's common shares. Further information concerning the composition of the Peer Group is provided after the graph.

Comparison of Total Return to Shareholders
[PERFORMANCE GRAPH]

                        1993     1994     1995     1996     1997     1998
                       ------   ------   ------   ------   ------   ------
La-Z-Boy Inc          $100.00  $122.06  $100.69  $115.23  $126.52  $214.62
Peer Group             100.00    97.15    80.22    97.32   124.59   242.83
Broad Market           100.00   107.26   120.04   155.06   186.83   186.83

Composition of Peer Group Index
     The Peer Group consists of nine public companies operating primarily in the residential segment of the furniture industry and are as follows: Bassett Furniture, Bush Industries, Chromcraft Revington, Inc., Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, LADD Furniture, Pulaski Furniture, and Stanley Furniture. In the graph above, the stock performance of each company in the Peer Group has been weighted according to its relative stock market capitalization for purposes of arriving at group averages.


                     JOINT REPORT ON EXECUTIVE COMPENSATION
     The compensation of the executives named in the Summary Compensation Table of this Proxy Statement; as well as that of other senior executives at the Company and subsidiaries, is determined by the Compensation Committee of the Company's Board of Directors (hereafter referred to in this section of the Proxy Statement as the "Committee") and the Compensation Subcommittee (hereafter referred to in this section as the "Subcommittee"). The Subcommittee is charged with administration of the Company's stock-related employee plans in which executive officers may participate; the Committee determines all executive officer compensation not assigned to the Subcommittee.

     The report in this section is a joint report by the Subcommittee and the Committee concerning the policies followed and decisions made with respect to the compensation of executive officers, including the named executives, for fiscal 1998. Information concerning decisions made by the Subcommittee is provided by the Subcommittee only; all other information is provided by the Committee.

Compensation Philosophy
     The Company's executive compensation programs are premised on the conviction that the interest of executives should be closely aligned with those of the Company's stockholders. The members of the Subcommittee and of the Committee as a whole believe that to further that objective a substantial portion of the aggregate potential compensation of executive officers should be directly and materially linked to the Company's operating performance. Consequently, a significant portion of each executive's total compensation is placed at risk and linked to the accomplishment of specific results which will benefit the shareholders in both the short- and long-term. Since achievement of performance objectives over time is a primary determinant of share price, executive compensation is weighted heavily on the basis of performance and achievement of these goals. Under this performance orientation:

    *Executives are motivated to improve the overall performance and profitability of the Company by rewarding them when specific, measurable results have been achieved.

    *Accountability is further encouraged by incentive awards on the basis of executives' performance and contribution against defined short- and long-term goals.

    *In years when corporate performance has been superior, executives will be well compensated, which will permit the Company to attract and retain the talent needed to lead and grow its business; conversely, in years of below average performance, compensation declines below competitive benchmarks.

    *The compensation strategy will support business goals and direction and specifically link executive and shareholder interests through equity-based plans linked to the Company's common shares.

    *The Company's compensation policy will maximize growth-driven financial performance, balancing appropriately the short and long-term goals of the Company.

Compensation Plan Generally
     For a number of years, the Committee's practice in carrying out its duties has been to review the executive compensation programs of furniture manufacturers and other manufacturing companies of similar size whose executives have similar responsibilities and operations. Included in this review process are the companies in the peer group then being used by the Company for stock performance comparison in its proxy materials. A regular feature of this review process also has been analyses of such compensation data and recommendations presented by a compensation consultant retained by the Company to assist the Committee to assure itself that the Company's total compensation program is properly integrated with the Company's annual and longer term objectives and is competitive with the compensation programs of other companies with which the Company must directly compete for executive talent.

     The Committee again engaged in such a review process with respect to its fiscal 1998 compensation decisions concerning executive officers. For that fiscal year the Peer Group companies identified under "Performance Comparison" were among the companies whose compensation practices were considered. Data analyses and recommendations were presented by Management Resource Center, Inc. ("MRC"), the compensation consultant to the Committee. Since membership on the Subcommittee is drawn solely from Committee members, the Subcommittee also had the benefit of this review process during fiscal 1998.

     The chief components of the Company's executive compensation program are salary, annual cash incentive bonuses, and long-term incentives utilizing stock-based awards. All decisions concerning stock-based awards for 1998 were made by the Subcommittee; all other decisions concerning the fiscal 1998 compensation of executives were made by the Committee. In making those decisions, both the Committee and the Subcommittee considered the components identified above as a whole and sought to balance the total compensation package between the more stable salary portion and the "at risk" incentive portions so that a substantial percentage of the total potential compensation of each executive, would be dependent on the achievement of Company long- and short-term strategic goals and increases in value of the Company's common shares. Information concerning other factors bearing on particular components of fiscal 1998 executive compensation is provided below. Except as otherwise indicated in this report, the 1998 salary, bonus, and long-term incentive awards to Messrs. Knabusch, Kiser and Norton were determined based on the same policies and after consideration of the same factors as were applied with respect to the other executive officers of the Company.

Salary
     In considering adjustments to the salaries of executive officers for fiscal 1998 toward the start of the year, the Committee reviewed with MRC the results of various surveys of salaries being paid to executives at other companies (including, where available, companies in the Peer Group and other companies considered potential competitors for the services of Company executives) and a report prepared by MRC assigning a range of salaries for each executive, based on the survey data and his position with the Company.
The Committee then considered whether the performance of each executive, considered in the context of Company financial results, any changes in the scope of any executive's responsibilities or any other special factors concerning any executive, were such as might call for a departure from the Committee's general practice in recent years, which has been to establish executive salaries at approximately 90% of the midpoint of the salary range for their respective positions as reported for the year by MRC.

     Based on the foregoing considerations, for fiscal 1998 the Compensation Committee determined uniformly to follow its prior practice and, accordingly, adjusted the salary of each executive, including Mr. Knabusch, who was then the CEO, to approximately 90% of the midpoint for his position as reflected in MRC's report to the Committee. Following Mr. Knabusch's death, the Committee adjusted Mr. Kiser's salary to reflect his promotion to President of the Company. The salary amounts so established for Messrs. Knabusch and Norton and the other executives named in the Summary Compensation table, as well as the salary adjustment for Mr. Kiser, are reflected in that table.


Short-Term Incentive Awards
     Annually, the Committee establishes short-term performance criteria for the management incentive plan. Performance criteria include such areas as growth in revenue and improved earnings. The specific focus and weighting of the criteria are based on the Committee's assessment of the key short-term priorities of the Company. The performance criteria are established at the start of the fiscal year or as shortly thereafter as possible. The target and maximum award opportunity for each executive is based on competitive data provided by the compensation consultant. The award paid is based on actual results compared to the established performance targets. For fiscal 1998, the maximum award opportunity available for each executive named in the Summary Compensation Table was 110% of his salary for Mr. Knabusch, 90% of salary for Messrs. Kiser, Norton, and Jackson and 70% of salary for Mr. Hardy. The performance criteria for fiscal 1998 were improvement in sales revenue and pretax income.
One-third of the award was based on sales revenue and two-thirds was based on pretax income. This weighting is the result of the Board's continuing emphasis on improving earnings. For fiscal 1998, the Company's consolidated sales revenue increased 9% over fiscal 1997, and the Company's pretax income for fiscal 1998 increased 8% over fiscal 1997. Based on the sliding scale of performance goals established prior to the start of the fiscal year, the Company's financial performance resulted in a cash incentive bonus award of $130,736 to Mr. Knabusch for the fiscal year (based on wages paid to him from May 1, 1997 through October 31, 1997) and, to each of the other named executives, including Messrs Kiser and Norton, a cash incentive bonus award equal to the fiscal 1998 total reported for him under "Bonus" in the Summary Compensation Table. Those incentive bonuses were determined exclusively based on the Company's performance for the fiscal year using the system described above. In addition to their cash incentive bonuses, Mr. Kiser and one other executive officer named in the Summary Compensation Table received the additional cash bonuses discussed in note (10) to that table, due to their participation in the Company's Personal Executive Life Insurance Program.


Long-Term Incentives
     The Company and the Compensation Committee long have recognized the importance of linking executive compensation and value created for shareholders. Consequently, stock-based awards are an important component of executive compensation and one which particularly links executive compensation to the maximization of shareholder values. For fiscal 1998, awards under the 1997 Incentive Stock Option Plan and awards under the Company's Performance Plan both were used to further these objectives with respect to executive officers. Awards under the 1997 Restricted Share Plan also were available for this purpose. With respect to that plan, however, the Subcommittee decided to follow the same practice that the Committee had followed in administering a predecessor plan and, consistent with that policy, determined not to make any grants under the 1997 Restricted Share Plan to any executive officer or any other employee eligible to participate in the Performance Plan.

     When considering the grant of options to executive officers under the 1997 Incentive Stock Option Plan, the Subcommittee primarily was concerned with achieving an appropriate balance between such stock-based awards and their other compensation components for the year. Toward that end, the Subcommittee relied on survey data provided by MRC concerning the practices in this area followed by other companies (including companies in the Peer Group, as well as other potential competitors for executives) and their recommendations for achieving comparable allocation results, which were based on that data and their respective analyses and estimates of the present and potential future value of the Company's stock-based awards. The Subcommittee also considered the compensation opportunity that had been afforded executives early in the fiscal year through the grant of Target Awards under the Performance Plan for the Performance Cycle ending in 2000 and the availability of the Performance Plan for subsequent grants of Target Awards to executives. Based on the factors described above, the Subcommittee determined to grant incentive stock options on 4,897 common shares and nonqualified stock options on 4,703 common shares to Mr. Kiser; incentive stock options on 2,982 common shares and nonqualified options on 6,618 common shares to Mr. Norton and incentive and/or nonqualified stock options on an aggregate 12,850 common shares to the other named executives.
No incentive or nonqualified stock options were granted Mr. Knabusch in fiscal 1998 prior to his death.

     For all named executives other than Mr. Knabusch, the Performance Awards under the Performance Plan reported as 1998 long-term incentive plan payouts in the Summary Compensation Table were awarded to the named executives after the close of fiscal 1998 for the three-year Performance Cycle then ended (the "1998 cycle"). As administrator of that plan when the Target Awards for that cycle were made, the Compensation Committee had established four performance goals for each of those Target Awards. As new administrator of that Performance Plan, the Subcommittee determined after the close of fiscal 1998 that two of those goals had been achieved. Accordingly, since each named executive had been a recipient of a Target Award for the 1998 cycle, each of them other than Mr. Knabusch received a 30-day option grant on common shares equal to twice the base number of shares reflected in his Target Award for the cycle at an exercise price equal to 25% of the Fair Market Value of the optioned shares on the grant date of that Target Award.

     As permitted by the terms of the Performance Plan, after Mr. Knabusch's death last October, Monroe Bank & Trust as administrator of his estate elected an early settlement of his Target Awards for the 1998 cycle and for the Performance Cycles to end at the close of fiscal 1999 and fiscal 2000. Pursuant to that election and the terms of the plan, Mr. Knabusch's estate received a grant of twice the base number of shares reflected in his Target Award for the 1998 (as if three performance goals had been achieved) and was granted 30-day, 75%-discounted options on twice the base numbers of shares reflected in his Target Awards for the 1999 and 2000 cycles (as if two performance goals had been achieved).

                                     The Compensation Committee
                                     John F. Weaver, Chairman
                                     David K. Hehl*
                                     Rocque E. Lipford
                                     H. George Levy, M.D.*
-------------------
                                     *Member of the Compensation Subcommittee


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, the current members of the Compensation Committee are Mr. Hehl, Dr. Levy and Messrs. Lipford, and Weaver, and the current members of the Compensation Subcommittee are Mr. Hehl and Dr. Levy. No one other than the current members served on either the Compensation Committee or the Compensation Subcommittee at any time during fiscal 1998.

     John F. Weaver is Vice Chairman of Monroe Bank & Trust. Before his death last October, Charles T. Knabusch, the Company's former Chairman, President and CEO was a member of the Board of Directors of Monroe Bank & Trust and served as a member of that board's Personnel Committee.

     The law firm of Miller, Canfield, Paddock and Stone, P.L.C., of which Rocque E. Lipford is a Senior Member, provides legal services to the Company and has done so for the past 18 years. Mr. Lipford is also a member of the Board of Directors of Monroe Bank & Trust.


                                  PROPOSAL 2:
                  PROPOSAL TO AMEND ARTICLES OF INCORPORATION
            TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMPANY STOCK

General

     The Board of Directors unanimously has adopted a resolution approving and recommending to the shareholders for their adoption an amendment to the Articles of Incorporation of the Company that would increase the number of common shares the Company has authority to issue to 150,000,000. The authorized capital stock of the Company currently consists of 40,000,000 common shares and 5,000,000 shares of preferred stock. On the record date for the upcoming meeting, 17,816,388 currently authorized common shares were issued and outstanding and 4,960,859 common shares were reserved for future issuance pursuant to the Company's various stock-related plans for employees or non- employee directors. No shares of preferred stock ever have been issued, and none currently are reserved for issuance.

     The proposed amendment involves amending the first paragraph of Article IV of the Articles of Incorporation to read in its entirety as follows:

          (1) The aggregate number of shares which the Corporation has authority to issue is (a) 150,000,000 shares of Common Stock and (b) 5,000,000 shares of Preferred Stock.

     If the proposal to adopt this amendment is approved at the annual meeting, it will become effective upon the filing of a certificate of amendment with the appropriate State of Michigan authorities which would occur as soon as practicable after the meeting. Once the amendment is effective, the additional authorized common shares, like the currently authorized, unissued and not reserved common shares, may be issued from time to time at the direction of the Board of Directors for such purposes, to such persons and for such consideration as the Board of Directors shall determine to be appropriate, without further shareholder approval except to the extent such approval may be required by
Article VIII of the Company's Articles of Incorporation or Chapter 7A of the Michigan Business Corporation Act (the "MBCA") , both of which are discussed below.

     The proposed amendment would not alter any of the rights incident to the ownership of common shares or affect the terms and conditions upon which common shares presently may be issued. Holders of common shares currently have no preemptive rights to acquire any additional securities of the Company, including any common shares, and this will continue to be the case if the proposed amendment is adopted. The proposed amendment also will make no changes in the authorized preferred stock, the nature of which is further discussed below.

     The subsections of this section of the Proxy Statement that follow provide additional information shareholders should consider as they deliberate upon the proposed amendment and concerning the vote required for approval of the proposal. In connection with their consideration of the proposal, shareholders also may wish to review the financial statements contained in the Company's 1998 Annual Report accompanying this Proxy Statement.

Reasons for the Proposed Amendment

     The Board of Directors has no present plans, arrangements, understandings or commitments with respect to the issuance of any Company shares other than those already reserved for issuance or of any rights to acquire Company shares other than under the Company's stock-related plans. However, if the proposed Articles amendment is adopted, the Board intends shortly afterward to consider whether or not it would be advisable to issue some of the authorized common shares in a split of the then outstanding common shares. It also expects that from time to time it will consider whether it would be to the benefit of the Company and its shareholders to issue shares or rights to acquire shares for various other corporate purposes. These corporate purposes may include the issuance of shares or rights to acquire shares to the then current shareholders of the Company in connection with stock dividends or stock splits, as well as the issuance of shares or rights under employee benefit plans, or to other persons, either in public offerings or in private placements, in connection with acquisitions or the accumulation of additional capital. The Board of Directors believes that the availability of additional common shares for issuance, without the necessity and expense of calling a special meeting of shareholders, is worthwhile. Moreover, in view of the delay incident to convening such a special meeting, the availability of additional common shares would have the added benefit of enabling the Company promptly to issue such shares, or rights to acquire them, if an appropriate occasion should arise.

Certain Other Considerations

     While the proposed amendment is not the result of management's knowledge of any effort on the part of any person or entity to accumulate securities of the Company or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management, or otherwise, it should be noted that, because the amendment would increase the authorized common shares, it also would increase the ability of the Board of Directors to implement defensive strategies against initiatives of this sort---for example, by causing common shares to be issued to persons who support the position of the then-incumbent directors or by using common shares for a shareholder rights plan of the type commonly known as a "poison pill". Although the Board has no present plans or intentions to take any such actions, the proposed amendment therefore may be viewed as having the potential to some extent to deter or discourage a future takeover attempt which some or a majority of shareholders may wish to occur. Such a deterrent effect might also prove to be beneficial to then-incumbent management.

     Moreover, any such "anti-takeover" effect that could result from adoption of the proposed amendment may augment or be augmented by certain existing provisions of the Company's Articles of Incorporation and Bylaws which, under certain circumstances, also may have anti-takeover effects. (The Board of Directors has no present plans or intentions to adopt or propose to the shareholders for their adoption any other amendments to the Bylaws or Articles of Incorporation that could be considered to have an anti-takeover effect.) The existing provisions in the Articles of Incorporation and Bylaws that could have such an effect are:

     1. Article VIII of the Articles of Incorporation, which provides that a Business Combination involving the Company and a Related Entity must be approved by a favorable vote of the holders of at least 67% of then outstanding shares of Company stock entitled to vote for election of directors unless (i) certain specified conditions are satisfied, including conditions that the aggregate consideration per share be equal to the highest consideration, and be the same kind of consideration, previously paid by the Related Entity for any shares,
(ii) the transaction was approved by a majority of the Company's directors before the Related Entity attained such status, or (iii) after the Related Entity attained such status, the transaction was approved by a majority of Continuing Directors. For purposes of Article VIII, a "Business Combination" is defined to include mergers, consolidations, sales of substantial assets and other similar transactions between the Company and a Related Entity, as well as issuance of voting securities of the Company to a Related Entity. A "Related Entity" is defined to include any person, corporation or other entity which owns or controls or has the right to acquire 10% or more of the sum of the outstanding shares of the Company entitled to vote for election of directors and any such unissued shares which the person or entity has the right to acquire, and would include all of the affiliates and associates of such a person or entity. A "Continuing Director" is defined to mean a director who was a member of the Board of Directors immediately prior to the time that the Related Entity involved in the Business Combination became a Related Entity or a director who was designated a Continuing Director by a majority of the then-remaining Continuing Directors.

     2. Article X of the Articles of Incorporation, which provides that any adoption, alteration or repeal of the Bylaws of the Company by shareholders requires the affirmative vote of 67% of the Company's outstanding shares entitled to vote for directors. In addition, under Article X, any amendment or repeal of Articles VIII or X of the Articles of Incorporation requires the affirmative vote of 67% of the Company's outstanding shares entitled to vote on such matter unless such amendment or repeal is approved by a majority of the members of the Board of Directors who would qualify as Continuing Directors (as defined above).

     3. The provisions of Article IV of the Articles of Incorporation concerning the 5,000,000 currently authorized shares of preferred stock, which authorize the Board to divide the preferred shares into one or more series and to designate the respective rights (including voting rights), preferences and privileges of the various series without further shareholder approval. As is true of the authorized common shares, shares of any such series of preferred stock may be issued at any time or from time to time at the direction of the Board for such purposes, to such persons and for such consideration as it determines appropriate, without shareholder approval except to the extent required by the Article VIII of the Articles of Incorporation or Chapter 7A of the MBCA.
     4. Article IV of the Bylaws, which, among other things, provides that the Board of Directors shall be constituted of three classes of directors, with such classes serving staggered three-year terms and also provides that a shareholder intending to nominate a candidate for election to the Board of Directors may do so only after giving a notice containing specified information about the shareholder's proposed nominee(s) to the Secretary of the Company at least 90 days prior to the first anniversary of the preceding year's annual meeting. (For the required candidate information, see "Shareholder Proposals and Director Nominations, below.)

     In addition, the Company currently is subject to Chapters 7A and 7B of the MBCA, each of which Chapters under certain circumstances also may discourage or make more difficult a takeover of the Company, particularly on terms deemed unacceptable by the Board of Directors. Chapter 7A imposes "supermajority" vote requirements more stringent than those imposed by Article VIII for any of a wide range of defined "business combinations" (including, among other transactions, mergers, share exchanges, certain significant asset transfers and disproportionate issuances of shares, including any preferred shares, having an aggregate market value of 5% or more of the total market value of then outstanding Company shares) involving the Company or any subsidiary and any "interested shareholder" (generally including any 10%-or-more beneficial owner of Company shares entitled to vote for directors, as well as certain Company affiliates which previously had such ownership) , unless either (i) the transaction in question is not consummated for at least five years after interested shareholder status is attained and certain "fair price" and other conditions are satisfied, or (ii) the transaction is approved by the Board of Directors before the interested shareholder attains that status. Subject to certain exceptions (including exceptions for shares acquired from the Company itself or in a merger to which the Company is a party) , Chapter 7B would divest of their normal voting rights any Company voting shares acquired in a "control share acquisition" (generally, any acquisition of ownership or the right to direct the voting of shares which, if not for the Chapter, would move the acquiror over any of a 20%, 33-1/3% or majority voting power threshold), unless such voting rights are approved by vote of the Company's shareholders, including by a majority of shares other than "interested shares", voting by class if a class vote otherwise would be required. (Generally, shares owned or controlled by Company officers or employee-directors or by the prospective acquiror or its affiliates are deemed "interested" for this purpose.) Possibly, such anti-takeover potential as may be presented by the proposed amendment also might enhance or be enhanced by the provisions of one or both of these Chapters.

     The proposed amendment, either alone or in combination with Chapters 7A and 7B and existing provisions of the Company's Articles of Incorporation or Bylaws, would not, however, necessarily prevent a takeover of the Company and may enable the Board to influence the terms of a takeover proposal in a manner that would be more favorable to Company shareholders than otherwise would occur. In any event, any exercise of Board discretion with respect to issuance of shares, in connection with a takeover attempt or otherwise, would, of course, be subject to the Board's continuing duties to act with due care, in good faith and in a manner determined to be in the best interests of the Company and its shareholders as a whole, under the circumstances then prevailing.

Vote Required For Approval; Recommendation

     The affirmative vote of the holders of a majority of the issued and outstanding common shares is required for the adoption of the proposed Articles amendment to increase the authorized common shares. Therefore, for purposes of the vote on this proposal, any abstention or broker non- vote will have the same effect as a vote "against" the proposal. Approval of the proposal will not constitute shareholder approval of any future issuance of shares to any party for purposes of Article VIII of the Company's Articles of Incorporation or of Chapter 7A of the MBCA. The Board of Directors has considered the advantages and disadvantages described above and has unanimously determined that the adoption of the proposed amendment is in the best interests of the Company and its shareholders. Proxies solicited by the Board of Directors will be voted in favor of the proposed amendment unless a contrary vote is specified.

     THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors, at the recommendation of its Audit Committee, has reappointed the firm of Price Waterhouse LLP as the Company's independent accountants. Price Waterhouse has served as independent accountants for the Company continuously since 1968. It is expected that a representative of Price Waterhouse will be present at the annual shareholders' meeting with the opportunity to make a statement if he or she desires and to answer appropriate questions which may be raised by shareholders at the meeting.


                             SHAREHOLDER PROPOSALS

     A Shareholder who intends to present a proposal at the annual meeting to be held in 1999 must notify the Company of that intention by February 26, 1999 in order for the proposal to be included in the Company's proxy statement for that meeting. The Company may omit any such proposal and any statement in support thereof from its proxy statement and form of proxy in accordance with SEC rules.

     Under the Company's Bylaws, a shareholder desiring to nominate one or more candidates for election to the Board at the 1999 annual meeting must deliver notice to the Secretary of the Company no later than April 28, 1999.
The notice must set forth for each proposed nominee his or her name, age, residence and business address and principal occupation, the number of shares of Company capital stock beneficially owned by the nominee, and all other information concerning the nominee that would be required by SEC rules in a proxy statement soliciting proxies for election of the nominee.


                                 OTHER MATTERS

     The total expense of soliciting proxies pursuant to this Proxy Statement will be paid by the Company. This expense is expected to be limited to the cost of preparing and mailing this Proxy Statement and accompanying documents.

     Please execute and return the accompanying proxy, so that your shares may be voted at the meeting.

                               BY ORDER OF THE BOARD OF DIRECTORS


                               Gene M. Hardy, Secretary
Monroe, Michigan
June 26, 1998


     A copy of the Company's Form 10-K Annual Report for the fiscal year ended
        April 25, 1998, may be obtained by writing the Secretary's office.


                         La-Z-Boy Incorporated           PROXY PRIVATE

     The undersigned hereby appoints Gerald L. Kiser and Patrick H. Norton, and both of them Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1314 North Telegraph Road, Monroe, Michigan, July 27, 1998 at 11:00 o'clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.


     (Continued and TO BE SIGNED on other side)


--------------------------------------------------------
Please mark your
vote as in this
example:             [x]


1.     ELECTION OF DIRECTORS

                          WITHHOLD Authority         Nominees:
     FOR all nominees       to vote for all          Gene M. Hardy
      listed to right   nominees listed to right     David K. Hehl
                                                     Rocque E. Lipford

           [ ]                 [ ]                       [ ]

(INSTRUCTIONS: To withhold authority to vote for any individual nominees, write that nominee's name on the line below.)

____________________________________________




2.     AMEND Articles of Incorporation to increase shares of common stock.

              FOR                    AGAINST               ABSTAIN

              [ ]                      [ ]                   [ ]



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all director nominees listed and FOR proposals 2 and 3.



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



Please mark, sign, date and return the proxy card using the enclosed envelope.




SIGNATURE_____________________________________________ DATE__________________
         Signature should agree with name(s) on stock certificate.



SIGNATURE_____________________________________________ DATE__________________
         Signature if held jointly

NOTE: When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.